Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER RESULTS

-  Silver Slipper’s Operating Results Grew to Record Levels in 2019

- Mobile Sports Wagering Began in Indiana in Late 2019 with One of the Company’s Three Contracted Parties;
Remaining Two Mobile “Skins” Expected to Launch in Second Quarter in Indiana

- Colorado Sports Wagering Remains On-Track to Launch in May 2020

- Indiana and Colorado Sports Wagering, When All “Skins” are Operational,
are Expected to Generate $7.0 Million of Annual Revenue Guarantees for Ten Years

- No Discernible Impact of Coronavirus Situation to Date

- Company Had $29.9 Million of Cash and Restricted Cash at Year-End;
Total Debt Outstanding was $107.9 Million

- Company Advances its Proposal for a Major New Casino in Waukegan, Illinois

Las Vegas – March 12, 2020 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter ended December 31, 2019.

Coronavirus

The Company is carefully monitoring the coronavirus situation. As of today, it knows of no confirmed cases of the virus at any of its properties. Nevertheless, it has implemented additional cleaning and disinfection procedures at each of its properties. Beginning yesterday, for the protection of its employees and customers, the Company* began testing employee temperatures with infrared monitors as they arrive for work. Any employee registering greater than 100F is told to return home and to contact his or her usual health care provider. Yesterday, the first day of the screening procedures, the Company had zero employees reporting for work registering such a fever.

The Company is carefully monitoring the situation and will, of course, cooperate with all local health and regulatory agencies. Although this may change, to date our business activity has shown no discernible impact from either the virus or the stock market. Note that our casinos have negligible meeting and convention business and that few of our customers travel by air to visit us. Furthermore, as online sports wagering continues to ramp up over the next few months, it should contribute a significant portion of the Company’s income.

Fourth Quarter and Full Year

On a consolidated basis, net revenues in the fourth quarter of 2019 decreased 4.1% to $39.0 million from $40.7 million in the prior-year period.  Net loss for the fourth quarter of 2019 was $4.1 million, or $(0.15) per diluted common share, compared to a net loss of  $1.0 million, or $(0.07) per diluted common share, in the prior-year period.  Net loss in both periods was affected by the accounting for the fair market value of outstanding warrants.  Adjusted EBITDA(a) in the 2019 fourth quarter was $2.3 million versus $3.8 million in the fourth quarter of 2018, reflecting casino downtime during the installation of new slot systems at Bronco Billy’s and Rising Star, as well as a temporary increase in marketing expenses at Rising Star.  On December 30, 2019, one of the Company’s three permitted mobile “skins” commenced operations in Indiana, thereby beginning the annual revenue guarantee related to that particular skin.

For the full year, net revenues increased 0.9% to $165.4 million in 2019 from $163.9 million in the prior year.  Net loss for 2019 was $5.8 million, or $(0.22) per diluted common share, compared to a net loss of $4.4 million, or $(0.23) per diluted common share, in the prior year.  Net loss in both periods was affected by the accounting for the fair market value of outstanding warrants, as well as a loss on the extinguishment of debt in 2018 related to the Company’s debt refinancing.  Adjusted EBITDA(a) in 2019 was $15.9 million versus $17.7 million in 2018, reflecting incremental costs related to operating the Christmas Casino at Bronco Billy’s, in addition to the items mentioned above.  Silver Slipper’s operations continued to improve to its best year ever.

“Late in the fourth quarter, the first of the sports wagering ‘skins’ associated with our Rising Star gaming license commenced operations in Indiana,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts.  “With that launch, the first of our annual revenue guarantees also began, though it contributed to earnings for only the last two days of the quarter.  We expect the annual revenue guarantees for our two other permitted sports wagering ‘skins’ to commence operations in Indiana in the second quarter of 2020.

“Additionally, the State of Colorado continues to progress swiftly with their pending launch of sports betting.  Similar to Indiana, we are permitted three sports wagering ‘skins’ in Colorado, one ‘skin’ for each of the three Colorado gaming licenses that we hold.  When all of our sports wagering ‘skins’ in both Indiana and Colorado have commenced operations – which we believe will be by the third quarter of this year – our sports wagering revenue guarantees should total at least $7.0 million per year.  As we have previously noted, our sports wagering contracts have ten-year minimum terms, and all three of the contracting companies are significant operators in the gaming and/or sports book industry.  We believe that our sports wagering agreements are transformational for our company.”

Continued Mr. Lee, “Regarding existing operations, the Silver Slipper achieved new record financial results despite adverse hold in the fourth quarter.  Net revenues for 2019 increased 5.6% to a record $73.2 million and Adjusted Property EBITDA rose to $13.2 million, reflecting investments over the past several years and the launch of on-site sports wagering in 2018.  Our Northern Nevada operations were also affected by adverse hold in the fourth quarter, as well as a temporary decline in visitor activity at the nearby Naval base.

“At both our Bronco Billy’s and Rising Star properties, our efforts to upgrade those properties temporarily affected results.  We installed new slot systems at both these properties during the fourth quarter, resulting in downtime at both casinos.  The downtime was significantly longer at Rising Star, with nearly half of the property’s slot machines offline for several weeks in November.  With the new slot systems now in place, we believe that we will be able to compete and market more effectively.  At Bronco Billy’s, we launched the Christmas Casino in late 2018 in a building located near – but not adjoining – the existing Bronco Billy’s facility.  We did this as part of a strategic decision to control an important corner in Cripple Creek.  The opening of the Christmas Casino, however, resulted in more than $1 million of incremental expenses during the year without a sufficient increase in revenues to offset it.  We are in the process of evaluating ways to reduce the cost of our Christmas Casino operations while preserving our strategic goals, including the possibility of using the space for other Christmas-related concepts.  In total, those events at Bronco Billy’s and Rising Star – along with a temporary mass marketing campaign at Rising Star – adversely affected Adjusted EBITDA by an estimated $3 million in 2019.

“Lastly,” concluded Mr. Lee, “during the fourth quarter, we advanced our proposal for a new gaming resort destination in Waukegan, Illinois, located north of Chicago.  Our American Place proposal was one of three proposals advanced by the City of Waukegan to the Illinois Gaming Board.  Over the coming months, we expect that the Illinois Gaming Board will evaluate each of the three proposals and schedule public presentations.  We look forward to presenting what we believe is the most unique and beneficial casino destination for both the City of Waukegan and the State of Illinois.”

Fourth Quarter and Full-Year 2019 Highlights and Subsequent Events

•

Net revenues at Silver Slipper Casino and Hotel in the fourth quarter of 2019 were $17.0 million versus $17.5 million.  The decrease was largely due to a decline in hold percentage.  Accordingly, Adjusted Property EBITDA was $2.7 million in the 2019 fourth quarter versus $3.0 million in the prior-year period.  For the full year, Silver Slipper’s operational performance reached new record levels, reflecting a focus on operating efficiencies and the benefit of numerous investments in the property in recent years, including the Silver Slipper Beach Club, porte cochere and other arrival improvements, the Oyster Bar, and the launch of on-site sports betting.  Net revenues and Adjusted Property EBITDA rose to $73.2 million and $13.2 million, respectively, in 2019.  These amounts compare to $69.4 million and $12.1 million, respectively, in 2018.  2019 was the best year in the property’s 13-year history.

•

At Rising Star Casino Resort, net revenues declined for the fourth quarter of 2019 to $11.4 million from $12.0 million, in part due to an increase in competition.  A new casino offering “historical racing machines” opened in Louisville in September 2018 and a different casino near Louisville opened a large new casino in mid-December, replacing its original casino boat.  Following the end of the quarter, on January 1st, racetrack casinos near Indianapolis began offering live table games.  Adjusted Property EBITDA of $0.2 million in the fourth quarter of 2019 compares to $0.7 million in the prior-year period.  These results reflect a temporary increase in marketing expense, as well as the installation of a new slot system throughout the casino during which a significant portion of Rising Star’s slot floor was offline for several weeks.  During the quarter, as discussed below, Rising Star also commenced sportsbook operations.  For the full year, net revenues and Adjusted Property EBITDA were $45.6 million and $1.3 million in 2019, as compared to $48.0 million and $2.8 million, respectively, in 2018.

•	As previously disclosed, new gaming legislation affecting Rising Star became effective in Indiana in May 2019. This new legislation contained several items beneficial to Rising Star, including:
o	The approval of sports wagering at Indiana casinos. In conjunction with one of our sports wagering partners, we opened an on-site sportsbook at Rising Star in November 2019.

o

The approval of three mobile “skins” for each casino license.  In addition to an on-site sportsbook, the new legislation allows for three mobile “skins” (the industry term for website) for each casino license in the state.  Effectively, these skins allow Rising Star to contract with three website brands for online sports wagering via the Internet, regardless of location within the state.  Online gaming must be paired with a physical casino, even though customers do not have to visit that casino to place a bet or even register at the casino to make a bet.  As a result, the Company entered into sports wagering agreements with three different companies, one of which commenced operations on December 30, 2019.  The other two companies are expected to commence operations shortly.  In summary, these sports wagering agreements allow the Company to:

▪	Receive one-time market access fees for Indiana totaling $3.0 million, all of which was received by the fourth quarter of 2019;
▪

Receive a share of net sports wagering revenues, with Full House’s portion of the revenues to total at least $3.5 million annually for Indiana.  If any one of our contracting businesses exceeds the minimum amount on a percentage share basis, our revenues from sports wagering in Indiana should exceed $3.5 million.  The Company expects to have minimal ongoing expenses related to these revenues; and

▪	Have a term length of at least 10 years, and potentially as long as 20 years.
o	The reduction of certain gaming taxes. The new gaming legislation approved a reduction in certain gaming taxes for casino operators in the state, including Rising Star, beginning on July 1, 2021.
•

For our Bronco Billy’s Casino and Hotel segment, net revenues for the fourth quarter of 2019 declined to $6.1 million from $6.4 million.  Adjusted Property EBITDA declined to $(0.1) million from $0.5 million.  These operating results reflect the implementation of a new slot system at the property – though with far less operational disruption than what occurred at Rising Star – and significant snowfall on key weekends.  For the full year, net revenues and Adjusted Property EBITDA were $27.5 million and $3.0 million in 2019, respectively, reflecting additional rent, overhead, and participation/leased slot machines at the Christmas Casino, which opened in November 2018.  For 2018, net revenues and Adjusted Property EBITDA were $26.9 million and $3.9 million, respectively.

•

Similar to Rising Star, the Company entered into sports wagering agreements in 2019 in Colorado, allowing for on-site sports wagering at Bronco Billy’s, as well as mobile/online sports wagering from anywhere within Colorado.  The Colorado legislation, which was ratified by voters in the statewide election on November 5, allows for one mobile “skin” per casino license in addition to an on-site sportsbook.  As the Company has three casino licenses, the maximum allowed for a single company operating in the state, we entered into three sports wagering contracts related to our Colorado operations.  The Colorado agreements will allow the Company to:

o	Receive one-time market access fees for Colorado totaling $3.0 million, all of which was received in the fourth quarter of 2019;
o

Receive a share of net sports wagering revenues, with Full House’s portion of the revenues to total at least $3.5 million annually for Colorado.  Again, if any one of our contracting businesses exceeds the minimum amount on a percentage share basis, our revenues from sports wagering in Colorado should exceed $3.5 million.  The Company expects to have minimal ongoing expenses related to these revenues; and

o	Have a term length of at least 10 years, and potentially as long as 20 years. The Company expects the launch of sports wagering in Colorado in mid-2020.
•

The Company also continued construction of its new parking garage at Bronco Billy’s, the major component of the property’s Phase One expansion.  Phase One includes significant utility relocations; a back-of-house service building, located between the garage and the casino; and pedestrian entrances directly from the garage into the casino.  The Company expects to complete the parking garage and related structures in late-2020.

•

The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos.  Combined, Northern Nevada net revenues were $4.6 million and $4.9 million for the fourth quarters of 2019 and 2018, respectively.  Adjusted Property EBITDA for the Northern Nevada segment was $0.6 million and $0.8 million, respectively.  These results principally reflect a temporary decrease in activity at the nearby Naval air base.  In October 2019, the Company completed the renovation of the steakhouse at Stockman’s Casino and rebranded it as the Three Sisters Steakhouse, representing the first meaningful renovation of the steakhouse in many years.  For the full year, net revenues were $19.1 million and $19.6 million in 2019 and 2018, respectively.  Adjusted Property EBITDA was $3.2 million and $3.4 million, respectively, reflecting lower table games hold at Grand Lodge in 2019.

•

On October 29th, the Company submitted an Owners Gaming License Application to the Illinois Gaming Board (“IGB”) to develop and operate American Place, a casino and entertainment destination in Waukegan, Illinois.  In its first phase, American Place is expected to include a world-class casino with a state-of-the-art sports book; a premium boutique hotel comprised of twenty luxurious villas, each ranging from 1,500 to 2,500 square feet with full butler service; a 1,500-seat live entertainment venue; and various food and beverage outlets.  If awarded the license by the IGB, Full House also expects to develop and operate a temporary casino on that site while American Place is being constructed.  American Place was one of three proposals certified by the Waukegan City Council at its October 17th special meeting.  At that meeting, Waukegan Aldermen heard a presentation from the city’s consultant, which ranked American Place the top proposal amongst the various submissions on numerous different criteria.  No assurance can be given that the Company will be awarded the license by the IGB.  For further information about American Place, please visit www.americanplace.us.

•

During the fourth quarter of 2019, project development expenses totaled $0.5 million, primarily related to the IGB’s required investigation fee of $300,000 from all casino applicants in Waukegan and elsewhere in Illinois, as well as costs related to the preparation of the Company’s Waukegan proposal.

•

The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities.  To access that Facebook page, please visit www.facebook.com/FHResorts.  A webcam of the construction in Cripple Creek is also available at www.BroncoBillysCasino.com.

Liquidity and Capital Resources

As of December 31, 2019,  the Company had $29.9 million in cash, restricted cash, and cash equivalents, as well as  $107.9 million in outstanding senior secured notes.

Conference Call Information

The Company will host a conference call for investors today, March 12, 2020, at 11:00 a.m. ET (8:00 a.m. PT)  to discuss its 2019 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 394-8218 or, for international callers, (323) 794-2591.

A replay of the conference call will be available shortly after the conclusion of the call through March 26, 2020. To access the replay, please visit www.fullhouseresorts.com.  Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 6716522.

* At all properties except Grand Lodge Casino at the Hyatt Regency Lake Tahoe (which is following Hyatt’s policies).

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Property EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”),  as the measure of segment profit in assessing performance and allocating resources at the reportable segment level.  Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.  The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a  measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity.  The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors.  Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.  A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company’s senior secured notes) is also used to determine compliance with certain covenants.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
Casino	$25,998	$27,955	$113,390	$114,324
Food and beverage	8,286	8,965	35,069	35,058
Hotel	2,692	2,416	11,535	9,864
Other operations	2,040	1,365	5,438	4,641
Net revenues	39,016	40,701	165,432	163,887
Operating costs and expenses
Casino	16,658	16,120	67,336	64,226
Food and beverage	4,827	5,089	21,292	21,593
Hotel	463	881	1,604	3,496
Other operations	951	1,058	3,557	3,113
Selling, general and administrative	13,881	13,890	56,051	54,440
Preopening costs	—	134	—	274
Project development costs	534	286	1,037	843
Depreciation and amortization	2,068	2,097	8,331	8,397
Loss on disposal of assets, net	3	—	8	79
	39,385	39,555	159,216	156,461
Operating (loss) income	(369)	1,146	6,216	7,426
Other (expense) income
Interest expense, net of capitalized interest	(2,666)	(2,787)	(10,728)	(10,306)
Loss on extinguishment of debt	—	—	—	(2,673)
Adjustment to fair value of warrants	(1,069)	785	(1,230)	1,671
Other	—	(13)	—	(13)
	(3,735)	(2,015)	(11,958)	(11,321)
Loss before income taxes	(4,104)	(869)	(5,742)	(3,895)
Income tax expense	29	120	80	476
Net loss	$(4,133)	$(989)	$(5,822)	$(4,371)

Basic loss per share	$(0.15)	$(0.04)	$(0.22)	$(0.17)
Diluted loss per share	$(0.15)	$(0.07)	$(0.22)	$(0.23)
Basic weighted average number of common shares outstanding	27,029	26,932	26,980	26,012
Diluted weighted average number of common shares outstanding	27,029	27,271	26,980	26,461

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Property EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Revenues
Silver Slipper Casino and Hotel	$16,961	$17,462	$73,201	$69,350
Rising Star Casino Resort	11,419	11,983	45,620	47,966
Bronco Billy's Casino and Hotel	6,076	6,385	27,507	26,942
Northern Nevada Casinos	4,560	4,871	19,104	19,629
	$39,016	$40,701	$165,432	$163,887

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,711	$2,988	$13,159	$12,126
Rising Star Casino Resort	167	706	1,330	2,806
Bronco Billy's Casino and Hotel	(74)	495	3,000	3,919
Northern Nevada Casinos	645	849	3,161	3,375
Adjusted Property EBITDA	3,449	5,038	20,650	22,226
Corporate	(1,128)	(1,264)	(4,710)	(4,575)
Adjusted EBITDA	$2,321	$3,774	$15,940	$17,651

(1)The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(4,133)	$(989)	$(5,822)	$(4,371)
Income tax expense	29	120	80	476
Interest expense, net of amounts capitalized	2,666	2,787	10,728	10,306
Loss on extinguishment of debt	—	—	—	2,673
Adjustment to fair value of warrants	1,069	(785)	1,230	(1,671)
Other	—	13	—	13
Operating (loss) income	(369)	1,146	6,216	7,426
Preopening costs	—	134	—	274
Project development costs	534	286	1,037	843
Depreciation and amortization	2,068	2,097	8,331	8,397
Loss on disposal of assets, net	3	—	8	79
Stock-based compensation	85	111	348	632
Adjusted EBITDA	$2,321	$3,774	$15,940	$17,651

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended December 31, 2019
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project		EBITDA and
	Income	and	Disposal	Development	Stock-Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$1,856	$855	$—	$—	$—	$2,711
Rising Star Casino Resort	(459)	626	—	—	—	167
Bronco Billy’s Casino and Hotel	(473)	396	3	—	—	(74)
Northern Nevada Casinos	492	153	—	—	—	645
	1,416	2,030	3	—	—	3,449
Other operations
Corporate	(1,785)	38	—	534	85	(1,128)
	$(369)	$2,068	$3	$534	$85	$2,321

Three Months Ended December 31, 2018
						Adjusted
						Property
	Operating	Depreciation		Project		EBITDA and
	Income	and	Preopening	Development	Stock-Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,138	$850	$—	$—	$—	$2,988
Rising Star Casino Resort	47	629	30	—	—	706
Bronco Billy’s Casino and Hotel	(32)	423	104	—	—	495
Northern Nevada Casinos	693	156	—	—	—	849
	2,846	2,058	134	—	—	5,038
Other operations
Corporate	(1,700)	39	—	286	111	(1,264)
	$1,146	$2,097	$134	$286	$111	$3,774

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Year Ended December 31, 2019
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project		EBITDA and
	Income	and	Disposal	Development	Stock-Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$9,700	$3,454	$5	$—	$—	$13,159
Rising Star Casino Resort	(1,096)	2,426	—	—	—	1,330
Bronco Billy’s Casino and Hotel	1,297	1,700	3	—	—	3,000
Northern Nevada Casinos	2,562	599	—	—	—	3,161
	12,463	8,179	8	—	—	20,650
Other operations
Corporate	(6,247)	152	—	1,037	348	(4,710)
	$6,216	$8,331	$8	$1,037	$348	$15,940

Year Ended December 31, 2018
							Adjusted
							Property
	Operating	Depreciation	Loss on	Pre-	Project	Stock-	EBITDA and
	Income	and	Disposal	Opening	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$8,784	$3,341	$1	$—	$—	$—	$12,126
Rising Star Casino Resort	150	2,511	9	136	—	—	2,806
Bronco Billy’s Casino and Hotel	2,095	1,617	69	138	—	—	3,919
Northern Nevada Casinos	2,602	773	—	—	—	—	3,375
	13,631	8,242	79	274	—	—	22,226
Other operations
Corporate	(6,205)	155	—	—	843	632	(4,575)
	$7,426	$8,397	$79	$274	$843	$632	$17,651

Forward-looking Statements

This press release contains statements by Full House and its officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects and opportunities; the impact of our finished projects and renovations on our results of operations and ability to compete; our proposed expansion of Bronco Billy’s, our ability to obtain financing for it, and our expected returns from that project; our construction budgets, time lines and disruption expectations; expectations regarding being awarded a license by the IGB with respect to our proposal to construct and operate a casino development in Waukegan, Illinois; expectations regarding the commencement and financial impact of legalized sports wagering in Indiana and Colorado, anticipated revenues from sports wagering and related expenses, the related sports wagering agreements we have entered into and the transformational nature of such agreements; expectations regarding our taxes and tax loss carryforwards; potential effects of legislative changes in Indiana; expectations regarding our new Konami casino management system and our ability to compete and market more effectively; expectations regarding the effects of the coronavirus; and expectations regarding our ability to reduce the cost of our Christmas Casino operations while preserving our strategic goals. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, disruptions in our operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus; the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion and the Waukegan proposal), the potential increase in Full House’s indebtedness due to the expansion of Bronco Billy’s, construction risks and cost overruns, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, risks related to entering into sports betting operations (including our ability to establish and maintain relationships with key partners or vendors, the ability and/or willingness of our partners to sustain sports betting operations should they experience an extended period of unprofitability, and the ability to replace existing partners or vendors on similar terms as our existing revenue guarantees), changes in guest visitation or spending patterns due to health or other concerns, and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization.  Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.  The information contained on, or that may be accessed through, our website, our Facebook page, www.BroncoBillysCasino.com or www.americanplace.us, is not incorporated by reference into, and is not a part of, this document.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com